STRADLEY, RONON, STEVENS & YOUNG, LLP
                         2600 ONE COMMERCE SQUARE
                  PHILADELPHIA, PENNSYLVANIA  19103-7098
                              (215) 564-8000



Direct Dial: (215) 564-8074



                              August 27, 1997


Delaware Group Trend Fund, Inc.
One Commerce Square - 39th Floor
Philadelphia, PA  19103

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, (the "1940 Act"), Delaware Group Trend Fund, Inc., (the "Company"), a Maryland corporation, intends to file a Rule 24f-2 Notice (the "Notice") with the United States Securities and Exchange Commission. The Notice will recite that during the fiscal year ending June 30, 1997, the Company, acting pursuant to the Rule, sold shares of common stock of the Trend Fund A Class, the Trend Fund B Class, the Trend Fund C Class, and the Trend Fund Institutional Class for an aggregate public offering price of $909,252,753 (not including $51,697,855 of shares issued in connection with dividend reinvestment plans, which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of the shares of each series registered by the Company under the Securities Act of 1933 (the "1933 Act") in reliance upon the Rule for such period. You have also informed us that all of the shares sold under the Rule were issued in accordance with the provisions relating thereto in the registration statement of the Company under the 1933 Act as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Company; the By-Laws; the registration statements under the 1940 and 1933 Acts previously adopted by the Company and such minutes of the corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of common stock of the Company described in the Rule 24f-2 Notice as having been sold during the period set forth above in reliance upon the Rule were fully-paid, non-assessable and legally issued shares of common stock of the Company.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the 1933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the offering of the Company's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                            Very truly yours,

                        STRADLEY, RONON, STEVENS & YOUNG, L.L.P.



                       By:  /S/STEVEN M. FELSENSTEIN
                           -------------------------
                           Steven M. Felsenstein



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